Exhibit 10.14
First Midwest Bancorp, Inc. Deferred Compensation Plan For Nonemployee Directors Master Plan Document

Amended and Restated Effective as of January 1, 2008

SECTION 1    ESTABLISHMENT AND PURPOSE    1
1.1Establishment    1
1.2Purpose    1
1.3Coordination with Nonqualified Retirement Plan    1
1.4Effective Date    1
SECTION 2    DEFINITIONS    1
2.1Definitions    1
2.2Gender and Number    2
SECTION 3    ELIGIBILITY AND PARTICIPATION    2
3.1Eligibility    2
3.2Participation    3
SECTION 4    ELECTION TO DEFER    3
4.1Deferral Election    3
4.2Deferral Period    3
4.3Payment Election    3
4.4Chang of Control.    4
4.5Changing Elections    4
4.6Deferral Payment    4
4.7Payment Upon Death    5
4.8Credits    5
4.9Selection of Beneficiary    5
SECTION 5    DEFERRED ACCOUNTS    5
5.1Participant Accounts    5
5.2Credits and Debits    5
5.3Charges Against Accounts    5
5.4Contractual Obligation    5
5.5Unsecured Interest    5
SECTION 6    SHORT TERM PAYOUT; FINANCIAL EMERGENCY;
WITHDRAWAL ELECTION    6
6.1Short Term Payout    6
6.2Withdrawal Payout/Suspension for Unforeseeable Financial Emergencies    6
SECTION 7    FORFEITURE    6
7.1Forfeiture.    6
SECTION 8    BENEFICIARY DESIGNATION    6
8.1Beneficiary Designation.    6
8.2Change of Beneficiary    6
2

SECTION 9    NONTRANSFERABILITY    6
9.1Nontransferability    6
SECTION 10    ADMINISTRATION    7
10.1Administration    7
10.2Finality of Determination    7
10.3Expenses    7
SECTION 11    AMENDMENT AND TERMINATION    7
11.1Amendment and Termination    7
SECTION 12    TRUST    7
12.1Nonqualified Retirement Trust    7
SECTION 13    SUCCESSORS    8
13.1Successors and Assignees    8
SECTION 14    SUBSIDIARIES    8
14.1Subsidiaries    8
APPENDIX A…    9
3

FIRST MIDWEST BANCORP, INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

(As Amended and Restated Effective as of January 1, 2008)

SECTION 1    ESTABLISHMENT AND PURPOSE.

1.1Establishment.    First Midwest Bancorp, Inc., a Delaware Corporation,
hereby restates its “FIRST MIDWEST BANCORP, INC. DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS” (hereinafter called the “Plan”).

1.2Purpose. The purpose of this Plan is to provide a means whereby a nonemployee member of the Board of Directors of the Company may defer, to some future period, all or one-half of the fees payable to the Director for services as a Director. The Plan is intended as a means of maximizing the effectiveness and flexibility of the Company’s compensation arrangements for Directors and an aid in attracting and retaining individual of outstanding abilities for service as Directors. The Plan is intended to be an unfunded, nonqualified deferred compensation plan and shall be construed and administered accordingly.

1.3Coordination with Nonqualified Retirement Plan. It is intended that except to the extent provided otherwise herein, the provisions of this Plan relating to the time and manner of making elections, crediting and debiting accounts, and the payment thereof shall coordinate with and be governed by the applicable provisions of the Company’s Nonqualified Retirement Plan (the “Nonqualified Retirement Plan”), as amended from time to time. Such provisions of the Nonqualified Retirement Plan shall be applicable to this Plan as if set forth in this Plan in full.

1.4Effective Date. The Plan, as amended and restated in this document, is effective as of January 1, 2008. The distribution of benefits vested as of December 31, 2004 (together with earnings thereon) (“Grandfathered Benefits”) shall be governed solely by the terms of Appendix A.

SECTION 2    DEFINITIONS.

2.1Definitions. Whenever used hereinafter, the following terms shall have the meaning set forth below:

(a)“Board” means the Board of Directors of the Company.

(b)“Change in Control” means a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

(c)“Change of Control Election” shall have the meaning set forth in Section 4.4.

(d)“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

(e)“Committee” has the meaning set forth in Article 10.

(f)“Company” means First Midwest Bancorp, Inc., a Delaware Corporation

(g)“Deferral Amount” shall mean, as elected by the Director, all or one-half of the Director Fees payable to the Director for a Year.

(h)“Deferral Election” shall mean a Director’s timely election of a
Deferral Amount pursuant to Article 4.1.

(i)“Deferral Period” shall have the meaning set forth in Section 4.2.

(j)“Director” means a member of the Board of Directors of First Midwest Bancorp, Inc. and/or a member of the Board of Directors of First Midwest Bank.

(k)“Director Fees” or “Fees” means any Board or Committee retainer, attendance, consulting or other fees for services earned while a nonemployee Director. “Directors Fees” or “Fees” shall also mean any compensation, retainer, attendance, consulting or other fees for services earned in connection with service on the board of directors of any subsidiary of the Company.

(l)“Election Form” has the meaning set forth in Section 4.1.

(m)“Payment Election” has the meaning set forth in Section 4.3.

(n)“Unforeseeable Financial Emergency” shall be determined in accordance with Treasury Regulation 1.409A-3(i)(3).

(o)

“Year”    means    the    fiscal    year    of    the    Company    ending
December 31.

2.2Gender and Number.    Except when otherwise indicated by the context,
any masculine terminology, when used in the Plan, shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

SECTION 3    ELIGIBILITY AND PARTICIPATION.

3.1Eligibility. Any Director who is not an employee of the Company or any of its subsidiaries on the date any Director Fees to be deferred under this Plan are earned, shall be eligible to participate in the Plan (each an “Eligible Director”). Any Director who is an employee of the Company or any of its subsidiaries, shall become an Eligible Director as of the first day upon which he or she ceases to be an employee of the Company and/or its subsidiaries.

3.2Participation. An Eligible Director may become a participant (“Participant”) in the Plan by making a Deferral Election pursuant to Section 4.1 hereof. If at any time a Participant no longer meets the requirements for participation in this Plan, he or she shall become an inactive Participant, retaining all the rights described under this Plan, except the right to make any further deferrals unless and until the time that he or she again becomes eligible to participate in the Plan and an active Participant.

SECTION 4    ELECTION TO DEFER.

4.1Deferral Election. Each Year, an Eligible Director may elect to have the payment of all or one-half of the Director Fees payable to the Director for such Year deferred pursuant to the terms of the Plan. Each Deferral Election shall be made on a deferral election form to be provided by the Company (“Election Form”) and shall specify the Deferral Amount. Such election must be made by the last day of the Year preceding the Year during which the services as a Director are to be performed; provided however, that a Director who becomes an Eligible Director after the first day of the Year may, within 30 days of the date he or she becomes an Eligible Director, make an election which relates to Director Fees otherwise payable to the Director during the Year when made, provided such Fees relate to future services. Such election will be filed with the Secretary of the Company, or such other person designated by the Company, and continue in force with respect to subsequent Years, until timely terminated or modified by the Director in writing with respect to Fees that relate to services to be performed and are payable in the future. Any revocation or modification of a Deferral Election will become effective on the first day of the Year following the Year in which such revocation or modification was properly submitted to the Committee or its designated agent.

The Election Form for an Eligible Director’s initial Deferral Election also shall specify the Director’s Deferral Period and Payment Election. Such elections will continue to be in force with respect to subsequent Years, unless and until modified in accordance with the provisions of Section 4.5.

4.2Deferral Period. If the Participant defers any amounts pursuant to Section 4.1, the Participant shall select the deferral period (“Deferral Period”) and the payment period to begin subsequent to one of the following dates:

(a)The date the Director ceases to be a Director, or

(b)A date specified by the Director.

If timely elected by the Director, pursuant to Section 4.1 above, such payment commencement date may be delayed for up to five (5) years from the applicable date described in (a) or (b) above.

4.3Payment Election. If a Participant defers any amounts pursuant to Section 4.1, the Participant also shall elect the manner in which the deferred amount will be paid (“Payment Election”). The Participant shall choose to have payment made either in a lump sum or in a specified number of approximately equal annual or quarterly installments over a period not to exceed fifteen years. Such election must be made by last day of the Year preceding the Year during which Deferrals will begin to be made; provided however, that a Director who becomes an Eligible Director after the first day of the Year may, within 30 days of the date he or she becomes an Eligible Director, make such election.

4.4Change of Control. Notwithstanding a Director’s Deferral Election made in accordance with Section 4.1, including the Deferral Period and Payment Election selected in accordance with Sections 4.2 and 4.3, a Participant, in connection with his or her commencement of participation in the Plan, may make an irrevocable election to receive all amounts deferred under the Plan in the form of a lump sum payment in the event that a Change in Control occurs (“Change of Control Election”). If a Participant does not make a Change of Control Election, or fails to make a timely Change of Control Election in connection with his or her commencement of participation in the Plan, all amounts deferred under the Plan shall be paid in accordance with the Director’s Deferral Election made in accordance with Section 4.1 including the Deferral Period and Payment Election selected in accordance with Sections 4.2 and 4.3 and the other applicable provisions of the Plan.

4.5Changing Elections.

(a)Subject to (b) immediately below, a Participant may make a one- time change to his or her initial Deferral Election made in accordance with Section 4.1 with respect to Section 4.2 (Deferral Period) and/or 4.3 (Payment Election) by submitting a new Election Form to the Secretary of the Company, provided that: (i) any such Election Form will not be effective for twelve (12) months after the date on which the Election Form is submitted to the Secretary of the Company; (ii) the date benefit payment(s) commence to the Participant shall be five (5) years after the date benefits would have otherwise commenced; and
(iii) new election must be made at least twelve (12) months prior to the date payment(s) would otherwise have started.

(b)Notwithstanding the foregoing, in no event shall a change to a
Director’s previous Deferral Election cause payments to commence later than the 30-day period following the end of the calendar quarter in which the 10th anniversary of the date a Director would have otherwise commenced receipt of benefits.

(c)Notwithstanding anything in this Plan to the contrary, effective through December 31, 2008, a Participant may make new Deferral Elections with respect to benefits other than the Grandfathered Benefits; provided that, any new Deferral Election may not accelerate payments into, or delay payments out of the year in which such change is made. For example, any new Deferral Election made during the 2008 Year may not accelerate payments into or delay payments out of the 2008 Year.

4.6Deferral Payment.    The first installment (or the single payment if the Director has so elected) shall be paid on the first day of each calendar quarter or year, as the case may be, following the commencement date applicable under Section 4.1 above, until the entire amount credited to the Director’s account shall have been paid.

Notwithstanding the foregoing, if the amounts deferred by the Director after December 31, 2004 (including any credits or debits thereon, calculated and applied in accordance with the applicable provision of the Nonqualified Retirement Plan) are, at the time payments are to commence, less than the dollar limitation in effect under Code Section 402(g), then the entire amount shall be paid in a single lump sum.

4.7Payment Upon Death. Notwithstanding a Director’s Deferral Election made in accordance with Section 4.1, including the Deferral Period and Payment Election selected in accordance with Sections 4.2 and 4.3, if a Director should die before any or full payment of all amounts, the balance in his or her deferred account, together with credits computed to date of payout, shall be paid to the Director’s estate or to a beneficiary or beneficiaries designated in writing by the Director. The amount payable shall be paid in a single lump sum or quarterly or annual installments as elected by the Director.

4.8Credits. Credits shall be applied to amounts deferred under the Plan in accordance with the provisions stated in Section 5.2 hereof.

4.9Selection of Beneficiary. At the time of deferral, the Participant shall designate a beneficiary or beneficiaries in accordance with the provisions stated in Section 8.1.

SECTION 5    DEFERRED ACCOUNTS.

5.1Participant Accounts.    The Company shall establish and maintain a
bookkeeping account for each deferral made by a Participant.    This account shall be credited as of the date of the deferral with the amount deferred.

5.2Credits and Debits. The Company shall provide the opportunity for credits to be earned on, and debits to be deducted from any deferred amounts in a Participant’s account, including remaining balances in an account during payout. The amount and timing of the crediting shall be made in the same manner as is done under the Crediting/Debiting of Account Balances provisions of the Nonqualified Retirement Plan.

5.3Charges Against Accounts. There shall be charged against each Participant’s account any payments made to the Participant or to his or her beneficiary in accordance with Sections 4.6, 4.7 and 6.1.

5.4Contractual Obligation. It is intended that the Company is under a contractual obligation to make payments from a Participant’s account when due. However, this Plan shall not be funded in any respect. Payment of account balances shall be made out of the general funds of the Company.

5.5Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

SECTION 6    SHORT TERM PAYOUT; FINANCIAL EMERGENCY; WITHDRAWAL ELECTION.

6.1Short Term Payout. In connection with a Deferral Election with respect to a Year, a Director may irrevocably elect to receive a future Short Term Payout with respect to such amount. The election and payment of such Short Term Payout amount shall be made in the same manner applicable to Short Term Payouts under the Nonqualified Retirement Plan.

6.2Withdrawal Payout/Suspension for Unforeseeable Financial Emergencies. If a Director experiences an Unforeseeable Financial Emergency, the Director may petition the Board to suspend any deferral election then in place and/or receive a full or partial payout from the Plan. The determination of whether the Director has experienced an Unforeseeable Financial Emergency and the actions taken with respect thereto shall be made by the Board in the same manner as applicable to Unforeseeable Financial Emergencies under the Nonqualified Retirement Plan.

SECTION 7    FORFEITURE.

7.1Forfeiture. Amounts deferred or payable under the Plan are not forfeitable under any circumstances.

SECTION 8    BENEFICIARY DESIGNATION.

8.1Beneficiary Designation.    A Participant shall designate a beneficiary or
beneficiaries who, upon his or her death, are to receive the distributions that otherwise would have been paid to him or her. All designations shall be in writing and shall be effective only if and then delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a beneficiary without providing in the designation that the beneficiary must be living at the time of such distribution, the designation shall vest in the beneficiary all of the distributions whether payable before or after the beneficiary’s death, and any distributions remaining upon the beneficiary’s death shall be made to the beneficiary’s estate.

8.2Change of Beneficiary. A Participant may, from time to time during his or her lifetime, change his or her beneficiary or beneficiaries by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a beneficiary or beneficiaries as aforesaid, or if for any reason such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his or her estate and, in such event, the term “beneficiary” shall include his or her estate.

SECTION 9    NONTRANSFERABILITY.

9.1Nontransferability. Neither the Director nor any other person shall have the right to sell, gift, transfer, assign, or hypothecate the right to receive payments under this Plan in any manner whatsoever.

SECTION 10 ADMINISTRATION.

10.1Administration.    This Plan shall be administered by a committee
(“Committee”) which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

10.2Finality of Determination. The determination of the Committee as to any disputed questions arising under this Plan, including questions or construction and interpretation, shall be final, binding, and conclusive upon all persons.

10.3Expenses. The expenses of administering the Plan shall be borne by the Company.

SECTION 11 AMENDMENT AND TERMINATION.

11.1Amendment and Termination. The Company expects to continue the Plan indefinitely, but since future conditions affecting the Company cannot be anticipated or foreseen, the Company must necessarily and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board or the Committee, including, but not limited to, by amendment of those provisions of the Nonqualified Retirement Plan which are applicable hereto as if set forth herein in their entirety. Notwithstanding the foregoing, the provisions, restrictions and limitations applicable to the Company’s ability to amend, modify or terminate the Nonqualified Retirement Plan as set forth in the Nonqualified Retirement Plan shall apply to this Plan.

SECTION 12 TRUST.

12.1Nonqualified Retirement Trust. The Company has established a grantor trust (the “Trust”) in connection with the Nonqualified Retirement Plan for the purpose of assisting the Company in the administration and payment of amounts under the Nonqualified Retirement Plan and this Plan. The Company shall at least annually transfer over to the Nonqualified Retirement Trust such assets as the Company determines, in its sole discretion, are necessary to provide, on a present value basis, for its future liabilities created with respect to this Plan. The provisions of this Plan shall govern the right of a Director (or, after the Director’s death, his or her beneficiaries) to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Company, directors, beneficiaries and creditors of the Company to the assets transferred to the Trust. The Company shall at all times remain liable to carry out its obligations under the Plan.

SECTION 13 SUCCESSORS.

13.1Successors and Assignees. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and its assigns and the director and the director’s beneficiaries. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business assets of the Company, expressly and unconditionally to assume and agree to perform the obligations of the Company under this Plan, in the same manner and to the same extends that the Company would be required to perform if no such successor or assignee had taken place. In addition, the Company shall require the ultimate parent entity or any successor or assignee corporations or entities to expressly guaranty the prompt performance by such successor or assignee.

SECTION 14 SUBSIDIARIES.

14.1Subsidiaries. If a Participant defers any amounts pursuant to Section 4.1 which are Director Fees earned with respect to service as a member of the board of directors of a subsidiary of the Company, then the provisions of this Plan relating to the establishment of a Deferred Account and the crediting and payment of amounts with respect thereto shall apply to such subsidiary as if the subsidiary was the Company hereunder. Notwithstanding the foregoing, the Plan shall be administered and may be amended and/or terminated by the Board or the Committee.

IN WITNESS WHEREOF, the Company has caused this restated Plan to be executed by its duly authorized officer effective as of the 28th day of December, 2007.

ATTEST/WITNESS	FIRST MIDWEST BANCORP, INC.
/s/ CYNTHIA A. LANCE	/s/ JOHN M. O’MEARA
Corporate Secretary Date: December 28, 2007	President and Chief Executive Officer Date: December 28, 2007

APPENDIX A

The following provisions govern the distribution of benefits that were earned and vested as of December 31, 2004 (including any earnings thereon) (“Grandfathered Benefits”). The provisions of this Appendix A are intended to be the same as the Plan provisions effective as of December 31, 2004 and should be interpreted accordingly.

A.1Definitions.

(a)“Unforeseeable Financial Emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant’s property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant for which distribution is necessary to preserve the value of the benefits of this Plan to the Participant, all as determined in the sole discretion of the Committee.

Terms used in this Appendix but not defined above shall be defined under the terms of the Plan in effect as of December 31, 2004.

A.2Payment of Benefits.

(a)Withdrawal Payout/Suspension for Unforeseeable Financial Emergencies.
If a Director experiences an Unforeseeable Financial Emergency, the Director may petition the Board to suspend any deferral election then in place and/or receive a full or partial payout from the Plan. The determination of whether the Director has experienced an Unforeseeable Financial Emergency and the actions taken with respect thereto shall be made by the Board in the same manner as applicable to Unforeseeable Financial Emergencies under the Nonqualified Retirement Plan.

(b)Payment Events.    Subject to (d) and (e) below, the payment of
Grandfathered Benefits shall be made in accordance with each Director’s Election.

(c)Changing Payment Election. The Participant may make and may revoke in writing his or her election with respect to the form of payment (and, so long as he or she is a Director, the commencement thereof) at any time not later than the earlier of (a) December 31 prior to the date such payment is to commence or (b) the date which is six months (or such shorter period as the Board of Directors may approve) prior to the date such payment is to commence; provided, however, that an election in effect upon the expiration of such election period shall be irrevocable. Notwithstanding the foregoing, if a Director’s Grandfathered Benefits at the time payments are to commence is less than $25,000, then the entire amount shall be paid in a single lump sum.

(d)Withdrawal Election. A Director (or, after a Director’s death, his or her beneficiary) may elect, at any time, to withdraw all of his or her amounts credited under the Plan, calculated as if the date for commencement of payments had occurred as of the day of the election, less a withdrawal penalty equal to 10% of such amount. The timing and manner of any such election and payment of such withdrawal shall be made in the same manner as applicable to similar withdrawals under the Nonqualified Retirement Plan.
(e)     Payment upon Death. Notwithstanding the election made in Section 4.1, if a Director should die before any or full payment of all amounts, the balance in his or her deferred account, together with growth additions computed to date of payout, shall be paid to the Director’s estate or to a beneficiary or beneficiaries designated in writing by the Director. The amount payable shall be paid in a lump sum or quarterly or annual installments as elected by the Director. Notwithstanding the foregoing, if a Director’s Grandfathered Benefits at the time payments are to commence is less $25,000, then the entire amount shall be paid in a single lump sum.